Exhibit 12.1

Computation of Deficiency of Earnings to Cover Fixed Charges and Preferred Stock Dividends

	Year ended December 31,
	Three Months Ended March 31, 2015	2014	2013	2012	2011	2010
Fixed charges:
Net interest expense	—	—	—	—	—	—
Interest on rent expense	$(4,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)
Total fixed charges	$(4,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)

Earnings before fixed charges and preferred stock dividends:
Net loss	$(4,525,107)	$(10,242,990)	$(27,697,744)	$(12,568,354)	$(19,434,699)	$(18,552,102)
Add fixed charges	$(4,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)
Total earnings (loss)	$(4,529,107)	$(10,258,990)	$(27,713,744)	$(12,584,354)	$(19,450,699)	$(18,568,102)

Fixed charges and preferred stock dividends:
Fixed charges	$(4,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)
Preferred stock dividends	—	—	—	—	—	—
Combined fixed charges and preferred stock dividends	$(4,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)	$(16,000)

Deficiency of earnings to cover fixed charges and preferred stock dividends:	$(4,529,107)	$(10,258,990)	$(27,713,744)	$(12,584,354)	$(19,450,699)	$(18,568,102)